Exhibit 2.1

[Hecla Limited Letterhead]

June 27, 2008

Mr. Andre Agapov

Rusoro Mining Ltd.

Rusoro MH Acquisition, Ltd.

1055 Dunsmuir Street, Suite 2164

Vancouver, BC V7X 1B1

Canada

Subject:	Extension Agreement

Mr. Angapov:

This letter agreement is in regard to the Stock Purchase Agreement dated June 19, 2008 (the “Purchase Agreement”) among Rusoro Mining Ltd. (“Rusoro”), Rusoro MH Acquisition, Ltd. (“Buyer”), and Hecla Limited (“Seller”). Sections 10(a)(iii) and (iv) provide, respectively, that Buyer or Seller may terminate the Purchase Agreement by notice to the other party if the closing contemplated by the Purchase Agreement shall not have occurred on or before June 27, 2008.

The parties have continued to work diligently toward satisfying the conditions to closing set forth in the Purchase Agreement; however, despite these efforts, certain matters related to the Venezuelan government remain outstanding. Therefore, the parties have mutually agreed to extend the dates in Sections 10(a)(iii) and (iv) from Friday, June 27, 2008 to Tuesday, July 8, 2008. Sections 10(a)(iii) and (iv) of the Purchase Agreement are hereby amended accordingly.

HECLA LIMITED

By:	/s/ Philip C. Wolf
Name:	Philip C. Wolf
Title:	Vice President

Acknowledged and accepted this 27th day of June 2008

RUSORO MINING LTD.

By:	/s/ George Salamis
Name:	George Salamis
Title:	President

RUSORO MH ACQUISITION, LTD.

By:	/s/ George Salamis
Name:	George Salamis
Title:	President